Exhibit 10.1

EXECUTION COPY

364-DAY CREDIT AGREEMENT

Dated as of March 16, 2018

among

GENERAL DYNAMICS CORPORATION,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

BANK OF AMERICA, N.A. and

ROYAL BANK OF CANADA,

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

RBC CAPITAL MARKETS1

as Joint Lead Arrangers and Joint Book Runners

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	- 1 -
1.0. Defined Terms	- 1 -

ARTICLE II THE CREDITS	- 19 -
2.1. Commitment	- 19 -
2.2. Maximum Facility; Termination; Determination of Dollar Amounts and Required Payments	- 20 -
2.3. Ratable Loans	- 20 -
2.4. Types of Advances	- 20 -
2.5. Reductions in Aggregate Commitment	- 21 -
2.6. Minimum Amount of Each Advance	- 21 -
2.7. Optional Principal Payments	- 21 -
2.8. Method of Selecting Types and Interest Periods for New Revolving Advances	- 22 -
2.9. Conversion and Continuation of Outstanding Revolving Advances	- 22 -
2.10. Changes in Interest Rate, etc.	- 23 -
2.11. Competitive Bid Advances	- 24 -
2.12. Commitment Fee and Term-Out Fee	- 28 -
2.13. Rates Applicable After Default	- 28 -
2.14. Method of Payment	- 29 -
2.15. Noteless Agreement; Evidence of Indebtedness	- 29 -
2.16. Telephonic Notices	- 30 -
2.17. Interest Payment Dates; Interest and Fee Basis	- 30 -
2.18. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions and Increases	- 31 -
2.19. Lending Installations	- 31 -
2.20. Non-Receipt of Funds by the Agent	- 31 -
2.21. Replacement of Lender	- 31 -
2.22. Market Disruption	- 32 -
2.23. Judgment Currency	- 32 -
2.24. Term-Out Option	- 33 -
2.25. Defaulting Lenders	- 33 -

ARTICLE III YIELD PROTECTION; TAXES	- 34 -
3.1. Yield Protection	- 34 -
3.2. Changes in Capital Adequacy Regulations	- 35 -
3.3. Availability of Types of Advances	- 36 -
3.4. Funding Indemnification	- 36 -
3.5. Taxes	- 37 -
3.6. Lender Statements; Survival of Indemnity	- 39 -

ARTICLE IV CONDITIONS PRECEDENT	- 40 -
4.1. Effectiveness	- 40 -
4.2. Each Loan	- 41 -

ARTICLE V REPRESENTATIONS AND WARRANTIES	- 41 -
5.1. Existence and Standing	- 41 -
5.2. Authorization and Validity	- 41 -

5.3. No Conflict; Government Consent	- 42 -
5.4. Financial Statements	- 42 -
5.5. Material Adverse Change	- 42 -
5.6. Taxes	- 42 -
5.7. Litigation	- 42 -
5.8. ERISA	- 43 -
5.9. Full Disclosure	- 43 -
5.10. Regulation U	- 43 -
5.11. Plan Assets; Prohibited Transactions	- 43 -
5.12. Environmental Matters	- 43 -
5.13. Investment Company Act	- 43 -
5.14. Sanctions Laws and Regulations; Anti-Corruption Laws	- 44 -

ARTICLE VI COVENANTS	- 44 -
6.1. Financial Reporting	- 44 -
6.2. Maintenance of Existence	- 45 -
6.3. Taxes	- 45 -
6.4. Insurance	- 45 -
6.5. Compliance with Laws	- 45 -
6.6. Merger	- 46 -
6.7. Liens	- 46 -
6.8. Use of Proceeds	- 48 -
6.9. Subsidiary Guarantees	- 48 -

ARTICLE VII DEFAULTS	- 48 -

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	- 50 -
8.1. Acceleration	- 50 -
8.2. Amendments	- 50 -
8.3. Preservation of Rights	- 51 -

ARTICLE IX GENERAL PROVISIONS	- 51 -
9.1. Survival of Representations	- 51 -
9.2. Headings	- 51 -
9.3. Entire Agreement	- 51 -
9.4. Several Obligations; Benefits of this Agreement	- 51 -
9.5. Expenses; Indemnification	- 52 -
9.6. Accounting	- 53 -
9.7. Severability of Provisions	- 53 -
9.8. Nonliability of Lenders	- 53 -
9.9. Confidentiality	- 53 -
9.10. Nonreliance	- 54 -
9.11. USA Patriot Act Notification	- 55 -
9.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	- 55 -

ARTICLE X THE AGENT	- 55 -
10.1. Appointment; Nature of Relationship	- 55 -
10.2. Powers	- 56 -
10.3. General Immunity	- 56 -
10.4. No Responsibility for Loans, Recitals, etc.	- 56 -
10.5. Action on Instructions of Lenders	- 56 -

- ii -

10.6. Employment of Agents and Counsel	- 57 -
10.7. Reliance on Documents; Counsel	- 57 -
10.8. Agent’s Reimbursement and Indemnification	- 57 -
10.9. Notice of Default	- 58 -
10.10. Rights as a Lender	- 58 -
10.11. Lender Credit Decision	- 58 -
10.12. Successor Agent	- 58 -
10.13. Agent’s Fee	- 59 -
10.14. Delegation to Affiliates	- 59 -
10.15. Arrangers, Documentation Agents and Syndication Agents	- 59 -
10.16. Release of Guarantors	- 59 -

ARTICLE XI SETOFF; RATABLE PAYMENTS	- 60 -
11.1. Setoff	- 60 -
11.2. Ratable Payments	- 60 -

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	- 60 -
12.1. Successors and Assigns	- 60 -
12.2. Participations	- 61 -
12.3. Assignments	- 62 -
12.4. Dissemination of Information	- 64 -

ARTICLE XIII NOTICES	- 64 -
13.1. Notices	- 64 -
13.2. Change of Address	- 66 -

ARTICLE XIV COUNTERPARTS	- 66 -

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	- 66 -
15.1. CHOICE OF LAW	- 66 -
15.2. CONSENT TO JURISDICTION	- 66 -
15.3. WAIVER OF VENUE	- 67 -
15.4. WAIVER OF JURY TRIAL	- 67 -

- iii -

SCHEDULES

Pricing Schedule

Commitment Schedule

EXHIBITS

Exhibit A	-	Form of Competitive Bid Quote
Exhibit B	-	Form of Competitive Bid Quote Request
Exhibit C	-	Form of Invitation for Competitive Bid Quotes
Exhibit D-1	-	Form of Revolving Loan Note
Exhibit D-2	-	Form of Competitive Bid Loan Note
Exhibit E	-	Form of Assignment Agreement
Exhibit F	-	Form of Compliance Certificate
Exhibit G-1	-	Form of Exemption Certificate for Non-U.S. Lenders
Exhibit G-2	-	Form of Exemption Certificate for Non-U.S. Participants
Exhibit H	-	Form of Designation Agreement
Exhibit I	-	[Intentionally Omitted]
Exhibit J	-	Form of Guaranty

- iv -

364-DAY CREDIT AGREEMENT

THIS 364-DAY CREDIT AGREEMENT, dated as of March 16, 2018, is entered into among GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Borrower”), the lenders party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, to extend credit in the form of Loans in an aggregate principal amount at any time outstanding not in excess of $7,500,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.0. Defined Terms. The following terms, as used in this Agreement, have the following meanings:

“Absolute Rate” means, with respect to an Absolute Rate Loan made by a Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.11(vi).

“Absolute Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time, in the same currency and for the same Absolute Rate Interest Period.

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.11.

“Absolute Rate Interest Period” means, with respect to an Absolute Rate Advance or Absolute Rate Loan, a period of not fewer than one and not more than 360 days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the Commitment Termination Date. If an Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

“Absolute Rate Loan” means a Competitive Bid Loan which bears interest at the Absolute Rate.

“Advance” means a Revolving Advance or a Competitive Bid Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of securities, by contract or otherwise.

“Administrative Agent” and “Agent” means JPMorgan (including its branches and affiliates) in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Agent Party” has the meaning assigned to such term in Section 13.1(iii).

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The Aggregate Commitment as of the Closing Date is $7,500,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, Swiss Francs, and the Euro, and (iii) any other Eligible Currency which the Borrower requests the Agent to include as an Agreed Currency hereunder and which is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Agent’s reasonable determination and (z) agreed to by the Agent and all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Swiss Francs” means the lawful currency of Switzerland.

“Agreement” means this 364-Day Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the NYFRB Rate for such day plus 1/2% per annum and (iii) the Eurocurrency Rate (minus the Applicable Eurocurrency Margin) for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided, however, that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the Eurocurrency Reference Rate (or if the Eurocurrency Reference Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. (London time) on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 hereof, then the

Alternate Base Rate shall be the greater of clause (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ABR Margin” means, with respect to Floating Rate Advances or Floating Rate Loans at any time, the percentage rate per annum which is applicable at such time with respect to Floating Rate Advances and Floating Rate Loans set forth in the Pricing Schedule and designated therein as the Applicable ABR Margin.

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the Aggregate Commitment at such time as so designated and set forth in the Pricing Schedule.

“Applicable Eurocurrency Margin” means, with respect to Eurocurrency Advances or Eurocurrency Loans at any time, the percentage rate per annum which is applicable at such time with respect to Eurocurrency Advances and Eurocurrency Loans as set forth in the Pricing Schedule and designated therein as the Applicable Eurocurrency Margin.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as reasonably determined by the Agent from time to time.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, acting singly.

“Available Commitment” means, at any time with respect to any Lender, the amount of Commitment of such Lender minus the aggregate outstanding principal amount of its Revolving Loans at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (i) the board of directors of the Borrower, (ii) any duly authorized committee of such board, (iii) any committee of officers of the Borrower or (iv) any officer of the Borrower acting, in the case of (iii) or (iv), pursuant to authority granted by the board of directors of the Borrower or any committee of such board.

“Borrower” means General Dynamics Corporation, a Delaware corporation.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances or Indexed Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York (and, in the case of any Agreed Currency, the principal financial center of such Agreed Currency) for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars and, in the case of Eurocurrency Advances, other Agreed Currencies are carried on in the London interbank market (and, if the Eurocurrency Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of the Euro is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities.

“CAD Screen Rate” has the meaning assigned to such term in the definition of “CDOR”.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided, however, that the accounting for any lease shall be based on Borrower’s treatment thereof in accordance with Agreement Accounting Principles as in effect on December 31, 2017 and without giving effect to any subsequent changes in Agreement Accounting Principles (or the required implementation of any previously promulgated changes in Agreement Accounting Principles) relating to the treatment of a lease as an operating lease or capitalized lease.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“CDOR Rate” means, with respect to any Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case, the “CAD Screen Rate”) as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert (other than the Borrower), of beneficial ownership (within the meaning of Rule 13d3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 51% or more of the outstanding shares of voting stock of the Borrower.

“Closing Date” means March 16, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans pursuant to this Agreement not exceeding the amount set forth on the Commitment Schedule or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee” is defined in Section 2.12.1.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Commitment Termination Date” means the earlier to occur of (i) March 15, 2019, and (b) the date the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, including, without limitation, pursuant to Sections 2.2 and 2.5.1 and Article VIII hereof.

“Competitive Bid Advance” means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date, at the same interest basis, and for the same Interest Period.

“Competitive Bid Borrowing Notice” is defined in Section 2.11(vi).

“Competitive Bid Loan” means, with respect to a Lender, a Loan made by such Lender pursuant to Section 2.11.

“Competitive Bid Margin” means the margin above or below the applicable Eurocurrency Reference Rate offered for an Indexed Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added to or subtracted from such Eurocurrency Reference Rate.

“Competitive Bid Quote” means a Competitive Bid Quote, substantially in the form of Exhibit A hereto, completed and delivered by a Lender to the Agent in accordance with Section 2.11(iv).

“Competitive Bid Quote Request” means a Competitive Bid Quote Request, substantially in the form of Exhibit B hereto, completed and delivered by the Borrower to the Agent in accordance with Section 2.11(ii).

“Competitive Bid Reduction” has the meaning specified in Section 2.1.

“Computation Date” is defined in Section 2.2.4.

“Consolidated Assets” means the total assets of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Party” means the Agent or any Lender.

“CSRA Acquisition” means the acquisition by the Borrower or any of its Subsidiaries of CSRA Inc.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender, as reasonably determined by the Agent, that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.3.3.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.3.3.

“Dollar Amount” of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Agent, in consultation with the Borrower, using any method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent, in consultation with the Borrower, using any method of determination it deems reasonably appropriate.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and any of its respective Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is otherwise an Eligible Assignee; (iii)a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Eligible Designee” means a special purpose corporation, partnership, limited partnership or limited liability company that is administered or sponsored by a Lender or an Affiliate of a Lender and (i) is organized under the laws of the United States or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, permits, binding orders, decrees, injunctions and rules relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Event” means when the Borrower or any other member of the Controlled Group (i) incurs any liability with respect to any Plan that would reasonably be expected to result in Material Adverse Effect under (A) Sections 4062, 4063 or 4064 of ERISA; or (B) Title IV of ERISA as a result of any Reportable Event; (ii) has a Lien imposed on its Property and rights to Property under Section 4068 of ERISA on account of any liability that would reasonably be expected to result in a Material Adverse Effect; or (iii) reasonably expects to incur any liability under Title IV of ERISA that would reasonably be expected to result in a Material Adverse Effect (A) as a result of the Borrower or any other member of the Controlled Group having filed a notice of intent to terminate any Plan under the “distress termination” provision of Section 4041 of ERISA or (B) as a result of the PBGC having instituted proceedings to terminate, or to have a trustee appointed to administer, any such Plan.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency” means any Agreed Currency.

“Eurocurrency Advance” means a Revolving Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Revolving Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its “Eurocurrency Payment Office”.

“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the sum of (i) (a) the Eurocurrency Reference Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate, plus (ii) the Applicable Eurocurrency Margin.

“Eurocurrency Reference Rate” means, with respect to (a) any Eurocurrency Advance denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion in good faith (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) any Eurocurrency Advance denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Rate (or, if applicable, the Local Screen Rate) for such Non-Quoted Currency on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that, if any Local Rate (or, if applicable, Local Screen Rate) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBOR Screen Rate or the Local Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBOR Screen Rate or the Local Screen Rate, as applicable, for such currency and such Interest Period shall be the Interpolated Rate at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Reference Rate” shall be subject to Section 3.3.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, (ii) franchise taxes imposed on it, in each case by (A) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (B) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located or as a result of a present or former connection between such Person and the jurisdiction (other than any such connection arising solely from the Agent or such Lender having executed, delivered, become a party to, performed its obligations, received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, this Agreement or any other Loan Document), (iii) branch profits taxes imposed by, or with respect to, the jurisdiction in which the Borrower is located, (iv) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (B) such Lender changes its lending office, except in each case to the extent that pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office and (v) any withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing 2018 Credit Agreement” means that certain Five-Year Credit Agreement dated as of March 16, 2018 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing 5-Year Eurocurrency Credit Agreement” means that certain Amended and Restated 5-Year Eurocurrency Credit Agreement dated as of July 14, 2011, as amended and restated as of November 10, 2015 and as further amended and restated as of March 16, 2018 among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time parties thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the fee letter between the Borrower and the Agent, each dated March 1, 2018.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes, plus (ii) the Applicable ABR Margin.

“Floating Rate Advance” means a Revolving Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Floating Rate Loan” means a Revolving Loan which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

“Foreign Currency” means any Agreed Currency other than Dollars.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each Subsidiary of the Borrower that has delivered, or shall be obligated to deliver, a guaranty under and pursuant to the terms of Section 6.9.

“Guaranty” means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor in favor of the Agent for the benefit of itself and the Lenders, in substantially the form of Exhibit J attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Reference Rate”.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures or other similar instruments, (v) Capitalized Lease Obligations and (vi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indenture” means that certain Indenture dated as of March 24, 2015, as heretofore or from time to time hereafter supplemented and amended, by and among the Borrower, guarantors parties thereto, and The Bank of New York Mellon, as Trustee.

“Indexed Rate” means, with respect to an Indexed Rate Loan made by a Lender for the relevant Interest Period, the sum of (i) the Eurocurrency Reference Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.11(vi).

“Indexed Rate Advance” means a Competitive Bid Advance which bears interest at an Indexed Rate.

“Indexed Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.11.

“Indexed Rate Loan” means a Competitive Bid Loan which bears interest at an Indexed Rate.

“Interest Period” means (i) an Absolute Rate Interest Period or (ii) with respect to a Eurocurrency Advance or an Indexed Rate Advance, a period of seven days or one, two, three or six months (or twelve months if consented to by each Lender) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period under clause (ii) shall end on the day which corresponds numerically to such date one, two, three or six months (or twelve months if consented to by each Lender) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or twelfth, if applicable pursuant to clause (ii) above) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or twelfth, if applicable pursuant to clause (ii) above) succeeding month. If an Interest Period under clause (ii) would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interpolated Rate” means, at any time, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by the Agent in good faith to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes, substantially in the form of Exhibit C hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.11(iii).

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, an assignment agreement contemplated by Section 12.3 and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent, with respect to each Agreed Currency listed on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.19.

“LIBOR Quoted Currency” means Dollars, Euro, British Pounds Sterling and Swiss Francs.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Reference Rate”.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Competitive Bid Loan.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.15 and the Guaranty.

“Local Rate” means, for Advances denominated in Canadian Dollars, the CDOR Rate.

“Local Screen Rate” means the CAD Screen Rate.

“Local Time” means (i) New York time in the case of a Loan or Borrowing denominated in Dollars and (ii) local time in the case of a Loan or Borrowing denominated in an Agreed Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Agent).

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Debt” is defined in Section 7.5.

“Maturity Date” means the Commitment Termination Date or, if applicable, the date to which the Maturity Date shall have been extended in accordance with Section 2.24.

“Multiemployer Plan” means a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Non-Quoted Currency” means Canadian Dollars.

“Non-U.S. Lender” is defined in Section 3.5(v).

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.15 in the form of Exhibit D-1 or D-2, as applicable.

“Notice of Assignment” is defined in Section 12.3.2.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the Guarantors to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OECD” means the Organization for Economic Cooperation and Development and any successor.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Revolving Loans and Competitive Bid Loans outstanding at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant Register” is defined in Section 12.2.1.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last Business Day of each calendar quarter and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Borrower or any Restricted Subsidiary and located in the United States, the gross book value of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Assets, but not including any property financed through the issuance of any tax exempt governmental obligation, or any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Borrower and its Subsidiaries, considered as a single enterprise.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Commitment at such time by (ii) the Aggregate Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; provided, further, however, that, in the case of Section 2.25 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Purchasers” is defined in Section 12.3.1.

“Quotation Day” shall mean, with respect to any Eurocurrency Advance and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Agent in good faith.

“Register” is defined in Section 12.1.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Commitments shall have been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances (including Competitive Bid Advances).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant secretary of the Borrower.

“Restricted Subsidiaries” means, as of any date of determination, (i) each Subsidiary of the Borrower whose assets exceed ten percent (10%) of the Consolidated Assets of the Borrower and its Consolidated Subsidiaries on a consolidated basis as shown on the audited consolidated financial statements of the Borrower as of the end of the fiscal year immediately preceding the date of determination, and (ii) each other Subsidiary of the Borrower from and after the date such Subsidiary is designated a “Restricted Subsidiary” by the Borrower to the Agent by an Authorized Officer.

“Revolving Advance” means a borrowing of Revolving Loans hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Section 2.1 (or any conversion or continuation thereof).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any legal Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union (including by any European Union member state) or Her Majesty’s Treasury of the United Kingdom; and (b) any Person more than 50% owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means any economic or financial sanctions or trade embargo laws, rules, regulations or orders imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce); the United Nations Security Council; or the European Union (including by any European Union member state or Her Majesty’s Treasury of the United Kingdom).

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Screen Rate” means collectively the LIBOR Screen Rate and the Local Screen Rate.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding the date such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries for the twelve-month period ending on the date of the financial statements referred to in clause (i) above.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities (including interest, additions to tax and penalties) with respect to the foregoing, but excluding Excluded Taxes.

“Term-Out Date” is defined in Section 2.24.

“Term-Out Option” is defined in Section 2.24.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Revolving Advance or Loan, its nature as a Floating Rate Advance or Loan or a Eurocurrency Advance or Loan, and with respect to any Competitive Bid Advance or Loan, its nature as an Absolute Rate Advance or Loan or Indexed Rate Advance or Loan.

“U.S. Person” is defined in Section 3.5(iv).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the Closing Date and prior to the Commitment Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time in Agreed Currencies in amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Commitment; provided, however, that (i) the Aggregate Commitment shall be deemed used from time to time to the extent of the aggregate principal amount of the Competitive Bid Loans outstanding at such time (such deemed use of the Aggregate Commitment being a “Competitive Bid Reduction”), and such deemed use of the Aggregate Commitment shall be applied to the Lenders ratably according to their respective Commitments and (ii) all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Commitment Termination Date. The Commitments to lend hereunder shall expire on the Commitment Termination Date.

2.2. Maximum Facility; Termination; Determination of Dollar Amounts and Required Payments.

2.2.1. Maximum Facility. At no time shall the sum of the outstanding principal balance of the Revolving Loans and the outstanding principal balance of the Competitive Bid Loans exceed the Aggregate Commitment.

2.2.2. Term. This Agreement shall be effective until the Maturity Date. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

2.2.3. [Intentionally Omitted].

2.2.4. Determination of Dollar Amounts and Required Payments. (i) The Agent will determine the Dollar Amount of:

(a)	each Revolving Advance as of the date two (2) Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Revolving Advance, and

(b)	all outstanding Revolving Advances on and as of the last Business Day of each calendar quarter and, so long as a Default has occurred and is continuing, on any other Business Day elected by the Agent in its discretion.

Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrower shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess. If at any time, solely as a result of fluctuations in currency exchange rates, the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds 105% of the Aggregate Commitment, the Borrower shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

2.3. Ratable Loans. Each Revolving Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4. Types of Advances. The Revolving Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5. Reductions in Aggregate Commitment and Mandatory Prepayments.

2.5.1. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three (3) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Advances. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.

2.5.2. In the event that the Borrower or and of its Subsidiaries sells or issues any debt securities (excluding any issuances under commercial paper programs), then the Borrower shall, within five (5) Business Days after the receipt of the net cash proceeds thereof, use 100% of such net cash proceeds, first, to prepay the aggregate outstanding principal balance of the Loans in an amount equal to the lesser of the outstanding principal amount thereof and the amount of such net cash proceeds, together with accrued interest thereon, it being understood and agreed that each such prepayment shall be accompanied by an immediate, automatic, irrevocable, and permanent reduction of the Aggregate Commitment on a dollar-for-dollar basis equal to the amount of such prepayment and, second, if the Aggregate Commitment is outstanding and no Loans are outstanding on the applicable date, the Aggregate Commitment shall be reduced on a dollar-for-dollar basis in an amount equal to such net cash proceeds not otherwise applied pursuant to the immediately preceding clause “first”; provided, however, in no event shall the Aggregate Commitment be reduced to less than $2,000,000,000 pursuant to this Section 2.5.2.

2.6. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon written notice to the Agent by no later than 11:00 a.m. (Local Time) on the date of such prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three (3) Business Days’ prior notice to the Agent.

2.8. Method of Selecting Types and Interest Periods for New Revolving Advances. The Borrower shall select the Type of Revolving Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (which may be by telephone or by written notice in the case of a Loan denominated in Dollars or by written notice (in a form approved by the Agent and signed by the Borrower) in the case of a Loan denominated in an Agreed Currency other than Dollars, in each case a “Borrowing Notice”) not later than 1:00 p.m. (Local Time) on the Borrowing Date of each Floating Rate Advance and no later than 11:00 a.m. (Local Time) at least three (3) (or, solely in the case of the funding of the initial Revolving Advance hereunder, two (2)) Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Revolving Advance,

(ii)	the aggregate amount of such Revolving Advance,

(iii)	the Type of Revolving Advance selected, and

(iv)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

Promptly following receipt of a Borrowing Notice in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Advance. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is a Floating Rate Advance, promptly and in any event not later than the earlier of (A) two (2) hours after receipt of the applicable Borrowing Notice and (B) 3:00 p.m. (Local Time) in Federal or other funds immediately available to the Agent, in New York, New York at its address specified in or pursuant to Article XIII and, (ii) if such Loan is a Eurocurrency Advance, not later than 12:00 noon (Local Time) in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Section 4.2 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Agent in New York City or Chicago or such other account as the Borrower may specify and designated by the Borrower in the applicable Borrowing Notice, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Notice, in the case of Loans denominated in an Agreed Currency other than Dollars.

2.9. Conversion and Continuation of Outstanding Revolving Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance denominated in Dollars shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Each Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same Agreed Currency; provided, however, that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (Local Time) on the day of such conversion or continuation, in the case of a conversion into a Floating Rate Advance, three (3) (or, solely in the case of the conversion or continuation of the initial Revolving Advance hereunder, two (2)) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the Agreed Currency, amount and Type(s) of the Revolving Advances into which such Advance is to be configuration or continued, and

(iii)	in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Revolving Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Eurocurrency Rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Section 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Maturity Date.

2.11. Competitive Bid Advances.

(i) Competitive Bid Option; Repayment of Competitive Bid Advances; Interest on Competitive Bid Advances. In addition to Revolving Advances pursuant to Section 2.1, but subject to the terms and conditions of this Agreement (including, without limitation, the limitations set forth in Section 2.2 as to the maximum aggregate principal amount of all outstanding Loans hereunder), the Borrower may, as set forth in this Section 2.11, request the Lenders, prior to the Commitment Termination Date, to make offers to make Competitive Bid Advances in Dollars to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.11. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto. Competitive Bid Advances may be prepaid only to the extent set forth in the applicable Competitive Bid Quote Request. Interest accrued on each Competitive Bid Advance shall be payable in accordance with the terms of Section 2.17; provided, however, that, unless otherwise specified in the applicable Competitive Bid Quote Request, interest on all Competitive Bid Advances shall be calculated for actual days elapsed on the basis of a 360-day year.

(ii) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.11, the Borrower shall transmit to the Agent by telex or facsimile transmission a Competitive Bid Quote Request so as to be received not later than:

(x)	for an Indexed Rate Auction, 10:00 a.m. (Local Time) at least four Business Days prior to the Borrowing Date proposed therein; or

(y)	for an Absolute Rate Auction, 10:00 a.m. (Local Time) at least one Business Day prior to the Borrowing Date proposed therein;

or, in any case, such other time or date as the Borrower and the Agent shall have mutually agreed upon and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Indexed Rate Auction or Absolute Rate Auction for which such change is to be effective, specifying:

(a)	the proposed Borrowing Date for the proposed Competitive Bid Advance;

(b)	the aggregate principal amount of such Competitive Bid Advance, which shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof);

(c)	whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both;

(d)	the Interest Period applicable thereto (which may not end after the Commitment Termination Date); and

(e)	whether or not the Competitive Bid Advance requested shall be subject to prepayment.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for an Indexed Rate Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or, upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree upon) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit B hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telex or facsimile transmission.

(iii) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.11(ii), the Agent shall send to each of the Lenders by telex or facsimile transmission an Invitation for Competitive Bid Quotes, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.11.

(iv) Submission and Contents of Competitive Bid Quotes.

(a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.11(iv) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Article XIII not later than:

(i)	for an Indexed Rate Auction, 11:00 a.m. (Local Time) at least two Business Days prior to the Borrowing Date proposed therein; or

(ii)	for an Absolute Rate Auction, 10:00 a.m. (Local Time) on the proposed Borrowing Date;

or, in any such case, such other time or date as the Borrower and the Agent shall have mutually agreed upon and shall have notified to the Lenders not later than the date of the first Indexed Rate Auction or Absolute Rate Auction for which such change is to be effective; provided that Competitive Bid Quotes submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Lenders. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(b) Each Competitive Bid Quote shall in any case specify:

(1)	the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

(2)	the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Commitment, (2) must be at least $5,000,000 (and an integral multiple of $1,000,000 if in excess thereof), and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (4) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

(3)	in the case of an Indexed Rate Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

(4)	in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;

(5)	the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower;

(6)	the applicable Interest Period; and

(7)	the identity of the quoting Lender.

(c) The Agent shall reject any Competitive Bid Quote that:

(1)	is not substantially in the form of Exhibit A hereto or does not specify all of the information required by clause (b) above;

(2)	contains qualifying, conditional or similar language, other than any such language contained in Exhibit A hereto;

(3)	proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(4)	arrives after the time set forth in Section 2.11(iv)(a).

(d) If any Competitive Bid Quote shall be rejected pursuant to Section 2.11(iv)(c), then the Agent shall notify the relevant Lender of such rejection as soon as practicable.

(v) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.11(iv) and (ii) of any Competitive Bid Quote that is in accordance with Section 2.11(iv) and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

(vi) Acceptance and Notice by Borrower. Subject to the receipt of the notice from the Agent referred to in Section 2.11(v), not later than:

(i)	for an Indexed Rate Auction, 12:00 noon (Local Time) at least two Business Days prior to the Borrowing Date proposed therein; or

(ii)	for an Absolute Rate Auction, 11:00 a.m. (Local Time) on the proposed Borrowing Date;

or in any such case, such other time or date as the Borrower and the Agent shall have mutually agreed upon and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Indexed Rate Auction or Absolute Rate Auction for which such change is to be effective, the Borrower shall notify the Agent of the Borrower’s acceptance or rejection of the offers so notified to it pursuant to Section 2.11(v); provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part; provided, that:

(A)	the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(B)	the principal amount of each Competitive Bid Advance must be at least $10,000,000 (and an integral multiple of $1,000,000 if in excess thereof);

(C)	acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

(D)	the Borrower may not accept any offer of the type described in Section 2.11(iv)(c) or that otherwise fails to comply with the requirements of this Agreement in respect of obtaining a Competitive Bid Loan under this Agreement.

(vii) Allocation by the Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event by 11:00 a.m. (Local Time) on the first Business Day prior to the Borrowing Date, in the case of Indexed Rate Advances, and by 12:00 noon (Local Time) on the same Business Day, in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

(viii) Administration Fee. The Borrower hereby agrees to pay to the Agent, for the Agent’s own account, an administration fee per Competitive Bid Quote Request transmitted by the Borrower to the Agent pursuant to Section 2.11(ii) equal to $200 times the number of Lenders that submit Competitive Bid Quotes in response to such Competitive Bid Quote Request. Such fee shall be payable on the proposed Borrowing Date for the Competitive Bid Advance, regardless of whether any Competitive Bid Loans are made on such proposed Borrowing Date.

2.12. Commitment Fee and Term-Out Fee.

2.12.1. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Commitment Fee Rate multiplied by such Lender’s Available Commitment (or, from and after the Commitment Termination Date, such Lender’s average daily Outstanding Credit Exposure) from the Closing Date to and including the Commitment Termination Date, payable quarterly in arrears within fifteen (15) days after the last day of each calendar quarter hereafter and on the Commitment Termination Date.

2.12.2. Term-Out Fee. In the event the Borrower elects to exercise the Term-Out Option under Section 2.24, then, on the Commitment Termination Date, the Borrower agrees to pay to the Agent, for the account of each Lender, a term-out fee equal to 0.75% of the aggregate principal amount of the outstanding Loans in respect of which the Maturity Date is being extended pursuant to the exercise of the Term-Out Option in accordance with Section 2.24 on the Term-Out Date.

2.13. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance and Competitive Bid Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided, however, that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.14. Method of Payment. (i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 12:00 noon (Local Time) on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent’s Eurocurrency Payment Office for such currency.

(ii) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.15. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the form of Exhibit D-1 or D-2 or both, as applicable. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.16. Telephonic Notices. In the case of Loans denominated in Dollars, the Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically solely in connection with Loans denominated in Dollars. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each such telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.17. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance or Indexed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance or Indexed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance or Indexed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Absolute Rate Advance shall be payable on the last day of its applicable Interest Period, on the date on which the Absolute Rate Advance is prepaid, whether by acceleration or otherwise, at maturity, and on such intervening dates prior to the maturity thereof as may be specified by the Borrower in the applicable Competitive Bid Quote Request and agreed to by the applicable Lender in the applicable Competitive Bid Quote. Notwithstanding the foregoing, interest accrued pursuant to Section 2.13 shall be payable on demand. Interest on Eurocurrency Advances, Competitive Bid Advances and Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year, and interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year (except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.18. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions and Increases. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.19. Lending Installations. Each Lender will book its Loans at the appropriate Lending Installation listed on the administration information sheets provided to the Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.19. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.20. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if a Lender does not approve a waiver or amendment with respect to this Agreement or if a Lender acting as Agent hereunder resigns, is removed or is replaced as Agent or if a Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or such resignation or removal has become effective, to replace such Affected Lender as a Lender party to this Agreement; provided, however, that, concurrently with such replacement, (i) an Eligible Assignee which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit E and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5.

2.22. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.23. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.

2.24. Term-Out Option. The Borrower may, by irrevocable written notice to the Agent given not fewer than five (5) Business Days prior to the Commitment Termination Date, elect (such election, the “Term-Out Option”), effective as of the Commitment Termination Date (the “Term-Out Date”), to extend the Maturity Date for all or a ratable portion of all Loans outstanding on such date to the first anniversary of the Commitment Termination Date; provided that such extension of the Maturity Date shall become effective only if, on the Term-Out Date, (a) there exists no Default or Unmatured Default, (b) the Borrower shall pay the term-out fee to the Agent for the account of each Lender pursuant to Section 2.12.2 and (c) the Borrower shall not have previously exercised the Term-Out Option. In the event the Maturity Date shall be so extended, (i) all Loans that are subject to extension pursuant to this Section 2.24 and outstanding on the Commitment Termination Date shall continue as Loans following such date, (ii) all Loans that are not subject to such extension but are outstanding on the Commitment Termination Date shall be repaid on such date, (iii) all of the Commitments will terminate on the Term-Out Date, and (iv) the Borrower may not borrow or reborrow any additional Loans on or after such date.

2.25. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12.1;

(ii) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided, however, that (a) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (b) any amendment or modification that increases such Defaulting Lender’s commitment hereunder shall require the consent of such Defaulting Lender; and

(iii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Article XI but excluding Section 2.21) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent in the following order of priority: (a) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; (b) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; (c) third, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement; (d) fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (e) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (e), if such payment is (x) a prepayment of the principal amount of any Loans which such Defaulting Lender has funded and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Pro Rata Share of the outstanding principal amount of Loans of each non-Defaulting Lender prior to being applied to the prepayment of the Loans of such Defaulting Lender.

In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented):

(i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments reflected in the interest rate applicable to Eurocurrency Advances),

(ii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender (in each case, other than with respect to any taxes and other than with respect to any cost reflected in the interest rate applicable to Eurocurrency Advances), or

(iii) subjects any Person to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities (including interest, additions to tax and penalties) with respect to the foregoing, on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Excluded Taxes and without duplication of any Taxes and Other Taxes indemnified by Section 3.5), and the result of any of the foregoing is to increase the cost to such Person or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by such Person or applicable Lending Installation in connection with such Loans or Commitment, then, within 15 days of demand by such Person, the Borrower shall pay such Person such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as defined below), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity). “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of, change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender (provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change” regardless of the date enacted, adopted, issued or implemented). “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States.

3.3. Availability of Types of Advances.

3.3.1. If (a) any Lender determines that the making or maintenance of its Eurocurrency Loans or Competitive Bid Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (b) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, or (c) the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Reference Rate or the Eurocurrency Rate (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), then, in each case, for so long as any such circumstances exist, the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances or Competitive Bid Advances to be repaid or converted to Floating Rate Advances, as applicable, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.3.2. Notwithstanding the foregoing, if at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.3.1(c) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.3.1(c) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Reference Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Eurocurrency Margin or the Applicable ABR Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.3.2 (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.3.2, only to the extent the LIBOR Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances or Competitive Bid Advances to be repaid or converted to Floating Rate Advances, as applicable, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurocurrency Advance or Competitive Bid Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise (including, without limitation, prepayments required by Section 3.3), or a Eurocurrency Advance or Competitive Bid Advance is not made, continued or converted on the date specified by the Borrower for any reason other than default by the applicable Lenders, or if an assignment of a Eurocurrency Advance or Competitive Bid Advance occurs on a date which is not the last day of an Interest Period therefor as the result of a request by the Borrower pursuant to Section 2.21 (other than a request made to a Defaulting Lender), the Borrower will indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Advance.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Taxes are required to be deducted by law from or in respect of any sum payable hereunder or under any Note by or on behalf of the Borrower to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar taxes or levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall, within ten Business Days after the date such Lender becomes party to this Agreement, deliver to each of the Borrower and the Agent (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) two duly completed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(v) Each Lender that is not a U.S. Person (each a “Non-U.S. Lender”) agrees that, to the extent it is legally entitled to do so, it shall, within ten Business Days after the date such Lender becomes party to this Agreement, deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable), W-8IMY (along with any applicable forms for its beneficial owners and any applicable statements, attachments, and certifications), or Form W-8ECI, or, in the case of a Non-U.S.

Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit G-1 and, as applicable, Forms W-8BEN, W-8BEN-E, or W-8IMY (along with any applicable forms for beneficial owners, including Exhibit G-2, and any applicable statements, attachments, and certifications), certifying in each such case that such Lender is entitled to receive payments under this Agreement without (or at a reduced rate of) deduction or withholding of any United States federal income taxes and that that such Lender is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(vi) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (v) or (vii) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (v) or (vii), the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vii) In addition to those certificates provided pursuant to clauses (iv) and (v) above, any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), upon the Borrower’s reasonable request, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate if in the Lender’s reasonable judgment such completion, execution or submission of any such documentation pursuant to this clause (vii) would not subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(viii) Each Lender shall severally indemnify the Agent for any Taxes, Excluded Taxes or Other Taxes (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Agent in connection hereunder or under any Note and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant authority. The indemnity under this Section 3.5(viii) shall be paid within 10 days after the Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or Note or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (viii).

(ix) If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(ix), “FATCA” shall include any amendments made to FATCA after the Closing Date.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall use reasonable efforts to give prompt written notice to the Borrower upon becoming aware of the existence of any circumstances that would give rise to a claim for compensation by such Lender under Section 3.1, 3.2 or 3.5 or that would result in the unavailability of Eurocurrency Advances under Section 3.3, but the failure to give such notice shall not affect any of such Lender’s rights hereunder. In determining the amount of compensation under Section 3.1, 3.2 or 3.5, each Lender shall act in good faith, and any demand for compensation under Section 3.1, 3.2 or 3.5 shall be limited to increased costs, reductions in amounts received and reduced returns incurred within 180 days of the date of such demand. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan or Indexed Rate Loan shall be calculated as though each Lender funded such Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall become effective on the date (which may or may not be the date of the initial Loans hereunder) that the Borrower has furnished to the Agent:

(i)	copies of the certificate of incorporation of the Borrower and each initial Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii)	copies, certified by the Secretary or Assistant Secretary of the Borrower and each initial Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such initial Guarantor, as applicable, is a party;

(iii)	an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each initial Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such initial Guarantor, as applicable, authorized to sign the Loan Documents to which the Borrower or such initial Guarantor, as applicable, is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv)	a certificate, signed by an Authorized Officer of the Borrower, stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing;

(v)	the Guaranty executed by each Guarantor party thereto on the Closing Date;

(vi)	a customary opinion of the Borrower’s counsel, Jenner & Block LLP, addressed to the Lenders, covering such customary matters relating to the Loan Documents as the Agent may reasonably request; and

(vii)	signature pages to this Agreement executed by the Borrower.

The Agent shall promptly notify the Borrower and the Lenders of the date this Agreement becomes effective, and such notice shall be conclusive and binding on all parties to this Agreement.

4.2. Each Loan. No Lender shall be required to make any Loan (including its initial Loan) hereunder unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.

(ii)	Before and after giving effect to such Loan and the application of the proceeds thereof, the representations and warranties contained in Article V (excluding those contained in Sections 5.5, 5.7, 5.8, 5.11 and 5.12) are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice or Competitive Bid Borrowing Notice with respect to each such Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower and the Guarantors is a corporation or, in the case of Subsidiaries only, a partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to be in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower and the Guarantors have the corporate power and authority and legal right to execute and deliver the Loan Documents to which they are a party and to perform their obligations thereunder. The execution and delivery by the Borrower and the Guarantors of the Loan Documents to which they are a party and the performance of their obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower or such Guarantors are a party constitute legal, valid and binding obligations of the Borrower or such Guarantors enforceable against the Borrower or such Guarantors in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower and the Guarantors of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (a) violate (i) in any material respect any order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Restricted Subsidiaries, (ii) any material law, rule, regulation applicable to the Borrower or any of its Restricted Subsidiaries, (iii) the Borrower’s or any Guarantor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (iv) any material provision of any indenture, material instrument or material agreement to which the Borrower or any of its Restricted Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or (b) conflict with or constitute a default under any indenture, material instrument or material agreement, or (c) result in, or require, the creation or imposition of any Lien in, of, or on the Property of the Borrower or a Restricted Subsidiary pursuant to the terms of any indenture, material instrument or material agreement to which the Borrower or any of its Restricted Subsidiaries is a party. No approval or other action by, and no notice, registration or filing with, any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Restricted Subsidiaries, is required to be obtained by the Borrower or any Guarantor in connection with the execution and delivery of the Loan Documents to which it is a party, the borrowings under this Agreement, and the payment and performance by the Borrower of the Obligations.

5.4. Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2017 and the related consolidated statement of earnings and cash flows for the fiscal year then ended, heretofore delivered to the Lenders, were prepared in accordance with United States generally accepted accounting principles in effect on the date such statements were prepared and present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of their operations and cash flows for the period then ended.

5.5. Material Adverse Change. As of the Closing Date, since December 31, 2017, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

5.6. Taxes. The Borrower and its Restricted Subsidiaries have filed all material tax returns which are required to be filed and have paid all taxes due (including pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Restricted Subsidiaries), except for (i) those not yet delinquent, (ii) those the nonpayment of which would not reasonably be expected to have a Material Adverse Effect and (iii) those being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles.

5.7. Litigation. As of the Closing Date and except as disclosed in the Borrower’s filings with the Securities and Exchange Commission, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the Responsible Officers, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.

5.8. ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan, except, in each of the foregoing cases, as disclosed in the Borrower’s filings with the Securities and Exchange Commission or otherwise where the failure to so comply or the occurrence of any such event would not reasonably be expected to have a Material Adverse Effect.

5.9. Full Disclosure. All information furnished by the Borrower to the Agent or to the Lenders in writing prior to the Closing Date in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect on and as of the Closing Date.

5.10. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, and no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

5.11. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.12. Environmental Matters. After due inquiry, the Borrower has concluded that as of the Closing Date neither compliance by the Borrower and its Restricted Subsidiaries with Environmental Laws nor liabilities arising thereunder, is reasonably expected to have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action is reasonably expected to have a Material Adverse Effect.

5.13. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14. Sanctions Laws and Regulations; Anti-Corruption Laws. None of the Borrower, or to the best of its knowledge any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement, or any of the Borrower’s Affiliates is a Sanctioned Person. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. The Borrower is, and, to the knowledge of the Borrower, its Subsidiaries and the Borrower’s and its Subsidiaries’ respective officers, directors and employees are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will furnish to the Agent for each of the Lenders:

(i)	within 120 days after the close of each of its fiscal years, an annual audit report certified by KPMG or other independent certified public accountants of nationally recognized standing, prepared in accordance with Agreement Accounting Principles, together with the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year;

(ii)	within 60 days after the close of the first three fiscal quarters of each of its fiscal years, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of earnings and cash flow for the portion of each fiscal year ended at the end of such fiscal quarter, all certified by an Authorized Officer and prepared in accordance with Agreement Accounting Principles, subject to normal year-end adjustments and the absence of footnotes;

(iii)	together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit F hereto signed by an Authorized Officer;

(iv)	promptly and in any event within 5 days after a Responsible Officer of the Borrower obtains knowledge of the occurrence of any event which constitutes a Default, or Unmatured Default, notice of such occurrence together with a detailed statement by an Authorized Officer of the Borrower of the steps being taken by the Borrower or the appropriate Subsidiary to cure the effect of such event;

(v)	promptly upon the filing thereof, copies of all registration statements (other than registration statements on Form S-8 or its equivalent) and reports on Form 10-K and 10-Q (or their equivalents), if any, which the Borrower files with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(vi)	from time to time, with reasonable promptness, but subject to restrictions imposed by applicable security clearance regulations, such further information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Agent.

In lieu of furnishing the Agent the items referred to in clauses (i), (ii) and (v) above, the Borrower may make available such items on the Borrower’s website at www.gd.com, at www.sec.gov or at such other websites as notified to the Agent, in each case to which each Lender and the Agent have access, which shall be deemed to have satisfied the requirements of delivery of such items in accordance with this Section.

6.2. Maintenance of Existence. The Borrower will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence; provided, however, that nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or another Subsidiary or any merger, consolidation or transfer of assets permitted by Section 6.6.

6.3. Taxes. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided, however, that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings if adequate reserves in accordance with Agreement Accounting Principles are maintained by the Borrower or such Restricted Subsidiary, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

6.4. Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Restricted Subsidiary operates to the extent such insurance is reasonably available at commercially reasonable rates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent they deem reasonably prudent.

6.5. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations, orders, or judgments to which it may be subject including, without limitation, all Environmental Laws, except for such breaches, violations and noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.6. Mergers, Etc. The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

6.7. Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, or suffer to exist any Lien on any Principal Property of the Borrower or on any Principal Property of any Restricted Subsidiary, except:

(i)	Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(ii)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, workmen’s, repairmen’s and mechanics’ liens and other similar Liens (including deposits or pledges to obtain the release of such Liens) arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)	Liens arising out of pledges or deposits required or permitted to qualify the Borrower or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefit of any law pertaining to worker’s compensation laws, unemployment insurance, old age pensions, or other social security, vacation pay, health, disability or other employee or retirement benefits, or similar legislation.

(iv)	utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Restricted Subsidiaries;

(v)	Liens existing on the Closing Date and any Lien constituting a renewal, extension or replacement of any such scheduled Lien, but only, in the case of each such renewal, extension or replacement Lien, if (A) the principal amount of the obligation secured by such Lien does not exceed the principal amount of the obligation so secured at the time of the extension, renewal or replacement and (B) such renewal, extension or replacement Lien is limited to all or a part of the property or asset that was subject to the Lien extended, renewed or replaced;

(vi)	Liens incurred in the ordinary course of business securing the performance of bids, tenders, contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, letters of credit and other similar obligations, and judgment liens to the extent enforcement thereof is effectively stayed;

(vii)	bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff;

(viii)	(A) Liens on property existing at the time of acquisition of such property by the Borrower or a Subsidiary, or (B) Liens to secure the payment of all or any part of the purchase price of property upon the acquisition of property by the Borrower or a Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 12 months after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or (C) Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the construction or improvement of any property;

(ix)	Liens securing Indebtedness of a Subsidiary owing to the Borrower or to another Subsidiary;

(x)	Liens which arise in connection with the leasing of equipment in the ordinary course of business;

(xi)	Liens on property of a Person existing at the time it becomes a Subsidiary of the Borrower, at the time such Person is merged or consolidated with the Borrower or a Subsidiary, or at the time of purchase, lease or acquisition of the property or equity interest of a Person as an entirety or substantially as an entirety by the Borrower or a Subsidiary;

(xii)	Liens in favor of the United States of America or any State thereof, or any department, any foreign country, agency or instrumentality or political subdivision of any such jurisdiction, or any other contracting party or customer, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens;

(xiii)	(A) Liens securing the Obligations and (B) Liens securing the Obligations and any other Indebtedness (other than any Indebtedness that is subordinated to the Obligations) of the Borrower and its Subsidiaries on an equal and ratable basis;

(xiv)	Liens in connection with any sale, transfer or other disposition of any equity interests or other property in a transaction permitted under Section 6.6, and customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof; and

(xv)	other Liens securing Indebtedness or other obligations in the aggregate at any time not in excess of an amount equal to ten percent (10%) of Consolidated Assets, at such time.

6.8. Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, use the proceeds of any Loan (a) in any manner that will result in (i) a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (ii) material violation of any other Anti-Corruption Laws, or (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed, authorized or otherwise permitted under applicable laws. All proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to finance the purchase price for the CSRA Acquisition and the payment of fees, costs and expenses in connection therewith.

6.9. Subsidiary Guarantees. The Borrower will (a) with respect to each Subsidiary, except for Material Service Resource Company, that is, or shall be obligated to become, a guarantor under the Indenture or, except for any Subsidiary subject to Section 956(d) of the Code, any other indenture or comparable instrument cause each such Subsidiary to execute the Guaranty (or an assumption agreement to the Guaranty) pursuant to which it agrees to be bound by the terms and provisions of the Guaranty, and (b) deliver and cause such Persons identified in clause (a) above to deliver an opinion letter of counsel and documentation as to the corporate power and authority of such Subsidiary, each in form and substance reasonably satisfactory to the Agent.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or document delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;

7.2 nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any fee or other payment obligations under any of the Loan Documents when the same becomes due and payable and such failure is not remedied within five (5) Business Days after the Borrower receives written notice thereof from the Agent or any Lender;

7.3 the breach by the Borrower of any of the terms or provisions of Section 6.6, 6.7, 6.8, or 6.9;

7.4 the breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender to the Borrower;

7.5 (i) failure of the Borrower or any of its Restricted Subsidiaries (A) to pay when due (whether at stated maturity, by acceleration or otherwise) any principal or interest under the Existing 5-Year Eurocurrency Credit Agreement or the Existing 2018 Credit Agreement (in each case beyond the applicable grace period with respect thereto, if any) or (B) to pay when due (whether at stated maturity, by acceleration or otherwise) any principal or interest with respect to Indebtedness aggregating in excess of $350,000,000 (beyond the applicable grace period with respect thereto, if any) (such indebtedness described in the foregoing clauses (A) and (B) being referred to as “Material Debt”); or (ii) any event or condition occurs that results in any Material Debt of the Borrower or any of its Restricted Subsidiaries becoming due prior to its scheduled maturity or otherwise requires the repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided, however, that, in each case, “Material Debt” shall not include any Indebtedness other than obligations for borrowed money to the extent that such Indebtedness is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles;

7.6 the Borrower or any of its Restricted Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7;

7.7 without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Restricted Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days;

7.8 the Borrower or any of its Restricted Subsidiaries shall fail within 30 days to pay, bond or otherwise stay or discharge one or more judgments or orders for the payment of money (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) in excess of $350,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, which judgment(s) is/are not stayed on appeal or otherwise being appropriately contested in good faith;

7.9 any ERISA Event shall occur;

7.10 any Change in Control shall occur; or

7.11 any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable Guaranty (other than pursuant to the terms hereof and thereof) or breach any of the material terms of such Guaranty.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. The Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(i)	extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (except that no amendment entered into pursuant to the terms of Section 3.3.2 shall constitute a reduction in the rate of interest or fees for purposes of this clause (i));

(ii)	reduce the percentage specified in the definition of Required Lenders;

(iii)	extend the Maturity Date or the Commitment Termination Date (other than, for the avoidance of doubt, pursuant to Section 2.24), or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement;

(iv)	amend this Section 8.2 or Section 11.2;

(v)	other than pursuant to a transaction permitted by the terms of this Agreement, release all or substantially all of the Guarantors from their obligations under the Guaranty;

(vi)	amend Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby; or

(vii)	in addition, no amendment of any provision of this Agreement affecting the rights or duties of the Agent shall be effective without the written consent of the Agent. Furthermore, the Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated as to their truth and correctness as of the respective dates as of which they were made.

9.2. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.3. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the Fee Letter.

9.4. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.5. Expenses; Indemnification. (i) The Borrower agrees to reimburse the Agent for any reasonable and documented out-of-pocket expenses (including the reasonable fees and expenses of one counsel to the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, syndication, distribution and administration of the Loan Documents, any waiver or consent hereunder or any amendment hereof. The Borrower agrees to reimburse the Agent and the Lenders for any reasonable and documented out-of-pocket expenses (which shall be limited, in the case of counsel fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one counsel to the Administrative Agent (and one local counsel to the Administrative Agent in each relevant jurisdiction), (y) one counsel to all of the other Lenders taken as a whole (and one local counsel to the Lenders in each relevant jurisdiction) and (z) solely in the event of an actual or perceived conflict of interest (as reasonably determined by the Administrative Agent or the applicable Lender(s)), one additional counsel (and one local counsel in each relevant jurisdiction) for each group of similarly affected Lenders taken as a whole) paid or incurred by the Agent or any Lender in connection with the enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Agent and each Lender and their respective affiliates, directors, officers, agents and employees (each an “Indemnitee”) from and hold each of them harmless against any and all losses, liabilities, claims, damages, costs or expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one counsel to the Administrative Agent and its affiliated Indemnitees (and one local counsel to the Administrative Agent in each relevant jurisdiction), (y) one counsel to the other Indemnitees taken as a whole (and one local counsel to such Indemnitees in each relevant jurisdiction) and (z) solely in the event of an actual or perceived conflict of interest (as reasonably determined by the applicable Indemnitee(s)), one additional counsel (and one local counsel in each relevant jurisdiction) for each group of similarly affected Indemnitees taken as a whole) reasonably incurred by any of them (except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen or resulted from (i) the gross negligence, bad faith or willful misconduct of any Indemnitee or any Related Indemnified Person of such Indemnitee, (ii) a material breach of the express obligations of any Indemnitee or any Related Indemnified Person thereof under the Loan Documents, or (iii) any claim, litigation, investigation or proceeding (except to the extent involving any act or omission by the Borrower or any of its Subsidiaries or Affiliates) brought by any Indemnitee against any other Indemnitee or any Related Indemnified Person of any Indemnitee (other than claims against any Indemnitee or any of its Related Indemnified Persons in its capacity or in fulfilling its role as an agent, arranger, bookrunner or any similar role with respect to this Agreement)) arising out of or by reason of any investigation by governmental or judicial authorities or being made a party to any litigation or other similar proceeding related to (a) the execution and delivery of any of the Loan Documents or the performance by the parties hereto of their respective obligations hereunder or (b) any use by the Borrower of the proceeds of any Loan for the acquisition of any other Person, including, without limitation, the reasonable fees, time charges and expenses of outside counsel incurred in connection with any such investigation, litigation or other proceeding. As used in this Section 9.15(ii), “Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents, advisors or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause

(3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of the credit facility evidenced by this Agreement. The obligations of the Borrower under this Section 9.5 shall survive the termination of this Agreement.

(iii) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

9.6. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

9.7. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.8. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

9.9. Confidentiality. The Agent and each Lender agrees to hold any non-public information (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which it may receive from the Borrower or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other

Lenders and their respective Affiliates (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to the Agent or such Lender or to a Transferee (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) to regulatory officials purporting to have jurisdiction over the Agent or such Lender or its Affiliates, (iv) to any Person to the extent required by law or regulation or by any subpoena or similar legal process, (v) in connection with any suit, action or proceeding relating to the enforcement by the Agent or such Lender of its rights or remedies hereunder, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (vii) permitted by Section 12.4, (viii) with the consent of the Borrower and (ix) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

EACH LENDER ACKNOWLEDGES THAT ALL INFORMATION RECEIVED FROM, OR ON BEHALF OF, THE BORROWER OR ANY SUBSIDIARY RELATING TO THE BORROWER AND ITS SUBSIDIARIES OR THEIR BUSINESS, OTHER THAN ANY SUCH INFORMATION THAT IS AVAILABLE TO THE AGENT OR ANY LENDER ON A NONCONFIDENTIAL BASIS PRIOR TO DISCLOSURE BY THE BORROWER OR ANY SUBSIDIARY (SUCH INFORMATION, “INFORMATION”), IN EACH CASE FURNISHED TO IT PURSUANT TO THIS AGREEMENT, MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE SUBSIDIARIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE SUBSIDIARIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

9.10. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Loans provided for herein.

9.11. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

9.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; and (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, after the Commitment Termination Date, in proportion to the Aggregate Outstanding Credit Exposure) (i) for any amounts not reimbursed or indemnified by the Borrower for which the Agent is entitled to reimbursement or indemnification by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the collection and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any action or proceeding in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, whether or not the Agent is a party thereto (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, however, that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(viii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required if a Default has occurred and is continuing), to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a financial institution as a successor Agent hereunder. If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required if a Default has occurred and is continuing), appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents and may, at the Borrower’s option, be replaced as a Lender pursuant to Section 2.21. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

10.13. Agent’s Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to the Fee Letter between the Borrower and the Agent, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Arrangers, Documentation Agents and Syndication Agents. The parties hereto acknowledge that the institutions named on the cover of this Agreement as Arrangers, Documentation Agents and Syndication Agent hold such titles in name only, and that neither any Arranger nor any Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Arrangers, the Documentation Agents and the Syndication Agent as it makes with respect to the Agent in Section 10.11.

10.16. Release of Guarantors. In the event (a) of the merger, consolidation or sale or disposition of all or substantially all of the assets of a Guarantor (other than a merger or consolidation with, or sale or disposition of assets to, the Borrower or another Subsidiary of the Borrower), or (b) there occurs a transfer, sale or other disposition of the voting securities (or other ownership interests) of a Guarantor whereby such Guarantor ceases to constitute a Subsidiary of the Borrower, or (c) any Guarantor shall have no Contingent Obligations (other than Contingent Obligations under the Guaranty) with respect to the obligations or liabilities of the Borrower or any of its Subsidiaries (whether funded or unfunded), in each case in accordance with the terms hereof, then in any such case such Guarantor or the entity acquiring the assets (in the event of the sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under the Guaranty. Upon delivery by the Borrower to the Agent of a certificate of an Authorized Officer certifying to the Agent and the Lenders the foregoing, such Guarantor shall be discharged from all further liability and obligation under the Guaranty and the Agent shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under the Guaranty; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations (other than the Obligations of the released Guarantor), any other Guarantor’s obligations under the Guaranty, or, if applicable, any obligations of the Borrower or any Subsidiary in respect of the proceeds of any such sale retained by the Borrower or any Subsidiary.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. Upon (a) the occurrence and during the continuance of any Default and (b) the Obligations becoming due and payable, or termination of the obligations of the Lenders to make Loans hereunder, in each case pursuant to the provisions of Section 8.1, and in addition to, and without limitation of, any rights of the Lenders under applicable law, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. Each Lender shall promptly notify the Borrower after any such offset and application made by such Lender or any Affiliate of such Lender; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such offset or application under this Section.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender having a share of such Advance, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising that Advance held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans comprising that Advance. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided, however, that no such assignment to a Federal Reserve Bank or such other central bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each such written notice and acceptance of assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Eligible Assignees (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents (it being understood that the documentation required under Section 3.5(v) from a Participant shall be delivered to the Lender who sells the participation). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Participant whose name is recorded in the Participant Register as the owner of such participating interest for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Maturity Date or the Commitment Termination Date, or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment.

12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, however, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of a Lender (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof); provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. The consent of the Agent shall be required prior to any assignment becoming effective. Any required consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless it is to a Lender or an Affiliate of a Lender or each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment), or if the Commitment Termination Date has occurred, the remaining amount of the assigning Lender’s Outstanding Credit Exposure; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.

12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit E (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.3. Designated Lender. Subject to the terms and conditions set forth in this Section 12.3, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement, provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.3 shall be subject to the approval of the Borrower and the Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit H hereto (a “Designation Agreement”) and the acceptance thereof by the Borrower and the Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender and (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender. No additional Notes shall be required with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Agent shall be responsible for any Designating Lender’s application of any such payments. In addition, any Designated Lender may (i) with notice to, but without the consent of the Borrower and the Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Borrower and the Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (ii) subject to such Person’s agreement to be bound by Section 9.10 of this Agreement, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender. Each party to this Agreement hereby agrees that it shall not institute against, or join any other person in instituting against any Designated Lender any bankruptcy, reorganization, arrangements, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender, provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against such Designated Lender. This Section 12.3.3 shall survive the termination of this Agreement.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or Designated Lender or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, however, that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

ARTICLE XIII

NOTICES

13.1. Notices. (i) Except as otherwise permitted by Section 2.16 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (ii) below, shall be effective as provided in said paragraph (ii).

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided, however, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(ii) Electronic Systems.

(a)	The Borrower agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(b)	Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent, any of its Affiliates or any of their respective directors, officers, employees, agents and advisors (collectively, the “Agent Parties”) have any liability to the Borrower, any Subsidiary, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or any Subsidiary’s or the Agent’s transmission of Communications through an Electronic System, except to the extent of direct actual damages (as opposed to indirect, special, incidental or consequential damages) found in a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address or telecopy number for notices and other communications hereunder by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN

DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

15.3. WAIVER OF VENUE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN ARTICLE XIII. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

15.4. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

GENERAL DYNAMICS CORPORATION

By:	/s/ David H. Fogg
Name: David H. Fogg
Title: Vice President – Treasurer

Address: 2941 Fairview Park Drive, Suite 100 Falls Church, Virginia 22042
Attention: David H. Fogg
Telephone: (703) 876-3357
Facsimile: (703) 876-3366

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

Address: 383 Madison Avenue, 24th Floor New York, New York 10179

Attention: Robert P. Kellas
Telephone: 212-270-3560
Facsimile: 212-270-5100

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Director

Address: 301 South College St., 11th Floor

Attention: Adam Spreyer
Telephone: 704-715-9679
Facsimile: 704-715-1438

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

BANK OF AMERICA, N.A., as a Lender and as a Co-Documentation Agent

By:	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Vice President

Address: 540 W Madison ST Chicago, IL, 60661 United States of America

Attention: Prathamesh Kshirsagar
Telephone: 312-992-9035
Facsimile: 312-453-3078

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

ROYAL BANK OF CANADA, as a Lender and as a Co-Documentation Agent

By:	/s/ Richard C. Smith
Name: Richard C. Smith
Title: Managing Director

Address: 200 Vesey Street New York, NY 10281
Attention: Richard Smith
Telephone: 212.905.5894
Facsimile: 212.428.6201

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

Address: 1345 Avenue of the Americas, 44th floor, New York, NY 10105

Attention: Christopher Deming
Telephone: 212-728-1695

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

LLOYDS BANK PLC, as a Lender

By:	/s/ Jennifer Larrow

Name:	Jennifer Larrow
Title:	Assistant Manager Transaction Execution Category A P003

Address: 1095 Avenue of the America 34th Fl, New York, NY 10036

Attention: Jennifer Larrow
Telephone: 212 413 9767

By:	/s/ Daven Popat

Name:	Daven Popat
Title:	Senior Vice President Transaction Execution Category A P003

Address: 1095 Avenue of the America 34th Fl, New York, NY 10036

Attention: Daven Popat
Telephone: 212 930 8916

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagisttis
Name: Donna DeMagisttis
Title: Authorized Signatory

Address: 1251 Avenue of Americas New York NY 10020

Attention: Tandou Chou
Telephone: 212-282-4029
Facsimile: 212-282-4488

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Lender

By:	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Director

Address:	1221 Avenue of the Americas
New York, NY 10020

Attention:	Maria Iarriccio

Telephone:	(212) 782-4798

Signature Page to

364-Day Credit Agreement

General Dynamics Corporation

PRICING SCHEDULE

Status	Commitment Fee Rate	Applicable Eurocurrency Margin	Applicable ABR Margin
Level I	0.02%	0.55%	0%
Level II	0.03%	0.625%	0%
Level III	0.04%	0.75%	0%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Aa3 or better or the Borrower’s S&P Rating is AA- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level III Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status or Level II Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities or, if the Borrower has no such debt securities outstanding, the Borrower’s senior unsecured bank debt, in each case without third-party credit enhancement.

“Rating” means Moody’s Rating or S&P Rating.

“S&P Rating” means, at any time, the rating issued by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities or, if the Borrower has no such debt securities outstanding, the Borrower’s senior unsecured bank debt, in each case without third-party credit enhancement.

“Status” means Level I Status, Level II Status or Level III Status.

The Applicable Commitment Fee Rate, Applicable Eurocurrency Margin and Applicable ABR Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s or S&P Rating. Notwithstanding the foregoing, (i) if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply, (ii) if the Borrower is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply and (iii) if there is no midpoint, the higher of the two intermediate ratings will apply. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If the Borrower has neither a Moody’s Rating nor an S&P Rating, Level III Status shall apply.

COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$1,275,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$1,275,000,000
BANK OF AMERICA, N.A.	$1,275,000,000
ROYAL BANK OF CANADA	$1,275,000,000
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH	$600,000,000
LLOYDS BANK PLC	$600,000,000
MIZUHO BANK, LTD.	$600,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$600,000,000
TOTAL	$7,500,000,000.00

EXHIBIT A

FORM OF COMPETITIVE BID QUOTE

                    ,

To:	JPMorgan Chase Bank, N.A., as Agent

Re:	Competitive Bid Quote to General Dynamics Corporation (the “Borrower”)

In response to your Invitation for Competitive Bid Quotes dated _________, ____, made on behalf of the Borrower, we (herein sometimes referred to as the “Quoting Lender”) hereby make the following Competitive Bid Quote pursuant to Section 2.11(iv) of the Agreement (as hereinafter defined) and on the following terms:

1.	Quoting Lender: [Institution, Address, Attention, Telephone, Telecopy]

2.	Borrowing Date:

3.	Principal Amount: $ *

4.	[Competitive Bid Margin] [Absolute Rate]: % [Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.]

5.	[Maximum] [Minimum] amount of Competitive Bid Loan which may be accepted by Borrower, if any: $

6.	Interest Period:

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 364-Day Credit Agreement dated as of March 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”) among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for such Lenders, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

*	(1) May be greater than, less than or equal to the Commitment of Quoting Lender, but in no case greater than the unutilized Aggregate Commitment, (2) must be at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (3) may not exceed the principal amount of Competitive Bid Loans requested, and (4) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such Quoting Lender may be accepted.

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

                    ,

To:	JPMorgan Chase Bank, N.A., as Agent

From:	General Dynamics Corporation (the “Borrower”)

Re:	364-Day Credit Agreement dated as of March 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”) among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for said Lenders.

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

2. We hereby give notice pursuant to Section 2.11(ii) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date:                         ,             .

Principal Amount (aggregate): $

Interest Period:

Prepayments Applicable: yes/no

3. Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate].

4. Upon our acceptance of any or all of the Competitive Bid Advances offered by the Lenders in response to this request, we shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article V (excluding those contained in Sections 5.5, 5.7, 5.8, 5.11 and 5.12) of the Agreement.

GENERAL DYNAMICS CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF INVITATION OF COMPETITIVE BID QUOTES

                    ,

To:	Each of the Lenders party to the Agreement

referred to below

Re:	Invitation for Competitive Bid Quotes to

General Dynamics Corporation (the “Borrower”)

Pursuant to Section 2.11(iii) of the 364-Day Credit Agreement dated as of March 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called, the “Agreement”) among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for such Lenders, we are pleased, on behalf of the Borrower, to invite you to submit Competitive Bid Quotes to the Borrower specified below for the following proposed Competitive Bid Advance(s):

Borrowing Date:                     ,

Principal Amount: $

Interest Period:

Such Competitive Bid Quotes should offer [a Competitive Bid Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.11 of the Agreement and the foregoing. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

Please respond to this invitation by no later than [11:00 a.m. (for Indexed Rate Auctions)] [10:00 a.m. for (Absolute Rate Auctions)] Local Time on                         ,             .

JPMORGAN CHASE BANK, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT D-1

FORM OF REVOLVING LOAN NOTE

[DATE]

GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to                                                                   (or its registered assigns) (the “Lender”) the lesser of the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article II of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder. Such notations shall be presumptively correct as to the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Agreement.

This Revolving Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of March 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Loan Note, including the terms and conditions under which this Revolving Loan Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

GENERAL DYNAMICS CORPORATION

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

TO

REVOLVING LOAN NOTE

OF

GENERAL DYNAMICS CORPORATION

[DATE]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT D-2

FORM OF COMPETITIVE BID LOAN NOTE

[DATE]

GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to                                                           (or its registered assigns) (the “Lender”), at the main office of JPMorgan Chase Bank, N.A., as Agent, in New York, New York, on the dates specified in the Agreement (as herein defined), in lawful money of the United States, the total unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower from the date of this Competitive Bid Loan Note through the Commitment Termination Date pursuant to the Agreement. This Competitive Bid Loan Note shall bear interest as set forth in the Agreement for Competitive Bid Loans. Interest payable under this Competitive Bid Loan Note shall be payable at the times specified in the Agreement. No Competitive Bid Loan shall be made under this Competitive Bid Loan Note if, as a result of such Competitive Bid Loan, the total aggregate principal amount of Loans outstanding under the Agreement exceeds the Aggregate Commitment.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder. Such notations shall be presumptively correct as to the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender pursuant to the Agreement.

This Competitive Bid Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of March 16, 2018 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Competitive Bid Loan Note, including the terms and conditions under which this Competitive Bid Loan Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

GENERAL DYNAMICS CORPORATION

By:
Name:
Title:

SCHEDULE OF COMPETITIVE BID LOANS AND PAYMENTS OF PRINCIPAL

TO

COMPETITIVE BID LOAN NOTE

OF

GENERAL DYNAMICS CORPORATION

[DATE]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT E

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                                      (the “Assignor”) and                                      (the “Assignee”) is dated as of                         ,             . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a 364-Day Credit Agreement (as it may be amended or modified and in effect for time to time, the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents. The Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (a) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (b) with respect to each Eurocurrency Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, on the earliest of (i) the last day of the Interest Period therefor,

(ii) such earlier date agreed to by the Assignor and the Assignee and (iii) the date on which any such Eurocurrency Loan either becomes due (by acceleration or otherwise) or is prepaid (such earliest date being hereinafter referred to as the “Payment Date”), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurocurrency Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurocurrency Loan shall be the Effective Date, they shall agree on the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurocurrency Loan (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurocurrency Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurocurrency Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurocurrency Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurocurrency Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurocurrency Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (a) any principal payments received from the Agent with respect to Eurocurrency Loans prior to the Payment Date and (b) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans or Commitment assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Eurocurrency Loans, and not previously paid by the Assignee to the Assignor.]1 In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. FEES PAYABLE BY THE ASSIGNEE. The Assignee agrees to pay % of the processing fee required to be paid to the Agent in connection with this Assignment Agreement pursuant to Section 12.3.2 of the Credit Agreement.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (b) any representation, warranty or statement made in or in connection with any of the Loan Documents,

[1]	Each Assignor may insert its standard payment provisions in lieu of the foregoing payment terms.

(c) the financial condition or creditworthiness of the Borrower or any guarantor, (d) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (e) inspecting any of the Property, books or records of the Borrower, (f) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (e) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (f) confirms that it is an Eligible Assignee [,] [and] (g) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA and (g) attaches the forms required under Section 3.5 of the Credit Agreement.

8. INDEMNITY. The Assignee agrees to indemnify and hold harmless the Assignor against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any Person; provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (b) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the addresses set forth in the attachment to Schedule 1.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

to Assignment Agreement

1.	Description and Date of Credit Agreement: 364-Day Credit Agreement dated as of March 16, 2018 by and among General Dynamics Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent thereunder.

2.	Date of Assignment Agreement: ,

3.	Amounts (As of Date of Item 2 above):

a.	Aggregate Commitment* under Credit Agreement $

b.	Assignee’s Percentage of the facility purchased under the Assignment Agreement** %

c.	Amount of Assigned Share in the facility purchased under the Assignment Agreement $

4.	Assignee’s Commitment* Purchased Hereunder: $

5.	Proposed Effective Date: ,

Accepted and Agreed:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

By:		By:
	Name:		Name:
	Title:		Title:

*	If a Commitment has been terminated, insert outstanding Loans in place of Commitment.
**	Percentage taken to 10 decimal places.

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s and Assignee’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee, respectively

EXHIBIT I

to Assignment Agreement

NOTICE

OF ASSIGNMENT

[DATE]

To:	[General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, VA 22042-4523 Attention: Facsimile: Confirmation: ]*

JPMorgan Chase Bank, N.A., as Agent 270 Park Avenue New York, New York 10017 Attention: Facsimile: Confirmation:

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1. We refer to that certain 364-Day Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this “Notice”) is given and delivered to General Dynamics Corporation (the “Borrower”) and the Agent pursuant to Section 12.3.2 of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of [DATE] (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the Agent; provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

[*To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.]

4. The Assignor and the Assignee hereby give to [the Borrower and]* the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3.2 of the Credit Agreement.

6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacement notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

[9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.]**

[*To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.]

[**May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.]

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Name:	Name:
Title:	Title:

ACKNOWLEDGED AND CONSENTED TO BY JPMORGAN CHASE BANK, N.A., AS AGENT	[ACKNOWLEDGED AND CONSENTED TO BY GENERAL DYNAMICS CORPORATION, AS BORROWER] *

Name:	Name:
Title:	Title:

Attach photocopy of Schedule 1 to Assignment

[*To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.]

EXHIBIT F

COMPLIANCE CERTIFICATE

To:	The Lenders party to the

Agreement described below

This Compliance Certificate is furnished pursuant to that certain 364-Day Credit Agreement dated as of March 16, 2018 (as amended or modified and in effect from time to time, the “Agreement”) among General Dynamics Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                          of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

Described on the attached Annex I are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications are made and delivered this      day of                 ,          .

EXHIBIT G-1

FORM OF EXEMPTION CERTIFICATE FOR NON-U.S. LENDERS

Reference is made to the 364-Day Credit Agreement dated as of March 16, 2018 (as amended or otherwise modified from time to time, the “Credit Agreement”) among General Dynamics Corporation, a Delaware corporation (the “Borrower”), the lenders party hereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                                          (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 3.5(vi) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) or 871(h)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

In the event that the Non-U.S. Lender is treated as a partnership for U.S. federal tax purposes, the undersigned hereby certifies that (i) it is the sole record owner of the Loans; and (ii) its direct and indirect partners who are claiming the portfolio interest exemption are the sole beneficial owners of such Loans. The representations set forth in Sections 3 and 4 above shall be deemed to have been made only with respect to each Person that is a direct or indirect partner or member of the Non-U.S. Lender who is claiming the portfolio interest exemption. The representation set forth in Section 2 above shall be deemed to have been made with respect to both the Non-U.S. Lender and each Person that is a direct or indirect partner or member of such Lender.

If the undersigned is treated as a partnership for U.S. federal income tax purposes, it has furnished the Agent and the Borrower with a U.S. Internal Revenue Service From W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E (as applicable); or (ii) a U.S. Internal Revenue Service Form W-8IMY accompanied by a U.S. Internal Revenue Service Form W-8BEN or W-BEN-E (as applicable) from each of such partners’/members’ beneficial owners that is claiming the portfolio interest exemption.

If the undersigned is not treated as a partnership for U.S. federal income tax purposes, it has furnished the Agent and the Borrower with a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Agent in writing, and (2) the undersigned shall have at all times furnished Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Its:	Date:

EXHIBIT G-2

FORM OF EXEMPTION CERTIFICATE FOR NON-US PARTICIPANTS

Reference is made to the 364-Day Credit Agreement dated as of March 16, 2018 (as amended or otherwise modified from time to time, the “Credit Agreement”) among General Dynamics Corporation, a Delaware corporation (the “Borrower”), the lenders party hereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                                          (the “Non-U.S. Participant”) is providing this certificate pursuant to Section 3.5(v) of the Credit Agreement. The Non-U.S. Participant hereby represents and warrants that:

1. The Non-U.S. Participant is the sole record and beneficial owner of the participating interest in respect of which it is providing this certificate.

2. The Non-U.S. Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Participant further represents and warrants that:

(a)	the Non-U.S. Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Participant is not a 10-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) or 871(h)(3)(B) of the Code.

4. The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

In the event that the Non-U.S. Participant is treated as a partnership for U.S. federal tax purposes, the undersigned hereby certifies that (i) it is the sole record owner of the participating interest; and (ii) its direct and indirect partners who are claiming the portfolio interest exemption are the sole beneficial owners of such participating interests. The representations set forth in Sections 3 and 4 above shall be deemed to have been made only with respect to each Person that is a direct or indirect partner or member of the Non-U.S. Participant who is claiming the portfolio interest exemption. The representation set forth in Section 2 above shall be deemed to have been made with respect to both the Non-U.S. Participant and each Person that is a direct or indirect partner or member of such Participant.

If the undersigned is treated as a partnership for U.S. federal income tax purposes, it has furnished its participating Lender with a U.S. Internal Revenue Service From W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E (as applicable); or (ii) a U.S. Internal Revenue Service Form W-8IMY accompanied by a U.S. Internal Revenue Service Form W-8BEN or W-BEN-E (as applicable) from each of such partners’/members’ beneficial owners that is claiming the portfolio interest exemption.

If the undersigned is not treated as a partnership for U.S. federal income tax purposes, it has furnished its participating Lender with a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform its participating Lender in writing, and (2) the undersigned shall have at all times furnished its participating Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. PARTICIPANT]

By:
Its:	Date:

EXHIBIT H

FORM OF DESIGNATION AGREEMENT

Dated                     ,

Reference is made to the 364-Day Credit Agreement dated as of March 16, 2018 (as amended or otherwise modified from time to time, the “Credit Agreement”) among General Dynamics Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

                 (the “Designating Lender”),                          (the “Designated Lender”), and the Borrower agree as follows:

1.	The Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, as its Designated Lender under the Credit Agreement.

2.	The Designating Lender makes no representations or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.	The Designated Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Article VI thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement; (iii) confirms that it is an Eligible Designee; (iv) appoints and authorizes the Designating Lender as its administrative agent and attorney-in-fact and grants the Designating Lender an irrevocable power of attorney to receive payments made for the benefit of the Designated Lender under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that Designated Lender is obligated to deliver or has the right to receive thereunder; (v) acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as permitted under Section 12.4 thereof); and (vi) acknowledges that the Designating Lender retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Agreement, and agrees that the Designated Lender shall be bound by all such votes, approvals, amendments, modifications and waivers and all other agreements of the Designating Lender pursuant to or in connection with the Credit Agreement.

4.	Following the execution of this Designation Agreement by the Designating Lender, the Designated Lender and the Borrower, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Designation Agreement shall be the date of acceptance thereof by the Agent, unless otherwise specified on the signature page hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Agent, as of the Effective Date (a) the Designated Lender shall have the right to make Loans as a Lender pursuant to Article II of the Credit Agreement and the rights of a Lender related thereto and (b) the making of any such Loans by the Designated Lender shall satisfy the obligations of the Designating Lender under the Credit Agreement to the same extent, and as if, such Loans were made by the Designating Lender.

6.	This Designation Agreement shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date3:

[NAME OF DESIGNATING LENDER]

By:
Name:
Title:

[NAME OF DESIGNATED LENDER]

By:
Name:
Title:

GENERAL DYNAMICS CORPORATION

By:
Name:
Title:

Accepted and Approved this              day of                 ,

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

[3]	This date should be no earlier than the date of acceptance by the Agent.

EXHIBIT I

[INTENTIONALLY OMITTED]

EXHIBIT J

FORM OF GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of March 16, 2018, by and among each of the Subsidiaries of the Borrower (as defined below) identified on the signature pages hereto (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders, and JPMorgan Chase Bank, N.A., in its capacity as contractual representative (the “Agent”) for itself and the other Lenders, have entered into a certain 364-Day Credit Agreement dated as of March 16, 2018 (as the same may be amended, restated, supplemented or otherwise modified, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. For purposes of this Guaranty, “Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each indemnified party under Section 9.5 of the Credit Agreement in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (iv) their respective successors, transferees and assigns.

SECTION 2. Guaranty. Each of the Guarantors, as primary obligor and not merely as surety, fully, irrevocably and unconditionally guarantees (each, a “Guarantee”), to each Holder of Obligations and its successors and assigns (i) the full and punctual payment of the principal of, premium, if any, and interest on the Advances when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Borrower under the Credit Agreement and the other Loan Documents (the “Guaranteed Obligations”) and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Borrower under the Credit Agreement and the other Loan Documents.

SECTION 3. Obligations Unconditional. Each of the Guarantors further agrees that its obligations hereunder shall be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Borrower or any other Guarantor (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Credit Agreement or any other Loan Document to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defense of a Guarantor (except that each such waiver or amendment shall be effective in accordance with its terms).

SECTION 4. Guaranty of Payment. Each of the Guarantors further agrees that each Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

SECTION 5. Waivers. Each of the Guarantors further agrees to waive presentment to, demand of payment from and protest to the Borrower or any other Person, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for nonpayment, the filing of claims with a court in the event of merger or bankruptcy of the Borrower or any other Person and any right to require a proceeding first against the Borrower or any other Person. The obligations of the Guarantors shall not be affected by any failure or policy on the part of any Holder of Obligations to exercise any right or remedy under the Credit Agreement or any other Loan Document.

SECTION 6. Satisfaction. The obligation of each Guarantor to make any payment hereunder may be satisfied by causing the Borrower or any other Person to make such payment.

SECTION 7. Reinstatement. If any Holder of Obligations is required by any court or otherwise to return to the Borrower or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Borrower or any Guarantor, any amount paid by any of them to such Holder of Obligations, the Guarantee of such Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect.

SECTION 8. Maximum Amount. Any term or provision of this Guaranty to the contrary notwithstanding, the maximum aggregate amount of each of the Guarantees shall not exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering the relevant Guarantee under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 9. Assignment. This Guaranty shall be binding upon and enforceable against each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the Holders of Obligations.

SECTION 10. Third Party Beneficiaries. This Guaranty is intended for the sole and exclusive benefit of the Holders of Obligations and their respective successors and assigns and shall not be enforceable by any other party.

SECTION 11. Governing Law. This Guaranty shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

SECTION 12. Notices. Any notice, request or other communication hereunder to the Borrower or any Guarantor shall be in writing and be duly given, effective upon receipt, if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number set forth below:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042-4523

Attention: Treasury Department

Telecopier No.: (703) 876-3366

SECTION 13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 14. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 15. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations or the Agent.

SECTION 16. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 17. Taxes. Section 3.5 of the Credit Agreement shall be applicable, mutatis mutandis, to all payments required by any Guarantor under this Guaranty.

SECTION 18. Release of Guarantors. In the event (a) of the merger, consolidation or sale or disposition of all or substantially all of the assets of a Guarantor (other than a merger or consolidation with, or sale or disposition of assets to, the Borrower or another Subsidiary of the Borrower), or (b) there occurs a transfer, sale or other disposition of the voting securities (or other ownership interests) of a Guarantor whereby such Guarantor ceases to constitute a Subsidiary of the Borrower, or (c) any Guarantor shall have no Contingent Obligations (other than Contingent Obligations under the Guaranty) with respect to the obligations or liabilities of the Borrower or any of its Subsidiaries (whether funded or unfunded), then in any such case such Guarantor or the entity acquiring the assets (in the event of the sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its Guarantee. Upon delivery by the Borrower to the Agent of a certificate of an Authorized Officer certifying to the Agent and the Lenders the foregoing, such Guarantor shall be discharged from all further liability and obligation under this Guaranty and the Agent shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Guarantee; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations (other than the Obligations of the released Guarantor), any other Guarantor’s obligations under this Guaranty, or, if applicable, any obligations of the Borrower or any Subsidiary in respect of the proceeds of any such sale retained by the Borrower or any Subsidiary.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

American Overseas Marine Company, LLC

By:
Name:	David H. Fogg
Title:	Vice President and Treasurer

General Dynamics Land Systems Inc.

General Dynamics Government Systems Corporation

Bath Iron Works Corporation

General Dynamics-OTS, Inc.

General Dynamics Ordnance and Tactical Systems, Inc.

Gulfstream Aerospace Corporation

National Steel and Shipbuilding Company

Electric Boat Corporation

By:
Name:	David H. Fogg
Title:	Treasurer

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of March 16, 2018, by and among American Overseas Marine Company, LLC, a Delaware limited liability company, Bath Iron Works Corporation, a Maine corporation, Electric Boat Corporation, a Delaware corporation, General Dynamics-OTS, Inc., a Delaware corporation, General Dynamics Government Systems Corporation, a Delaware corporation, General Dynamics Land Systems Inc., a Delaware corporation, General Dynamics Ordnance and Tactical Systems, Inc., a Virginia corporation, Gulfstream Aerospace Corporation, a Delaware corporation, and National Steel and Shipbuilding Company, a Nevada corporation (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [                            ] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [                            ] [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this                      day of                 ,         .

[NAME OF NEW GUARANTOR]

By:
Title: